EXHIBIT (p)(6)

INTRODUCTION AND PURPOSE

This document, herein referred to as the “Code” applies to U.S. Supervised Persons of AGF Investments America Inc. (“AGFA”). U.S. Supervised Persons refers to any  individual of any AGFA affiliated entity that provides services to AGFA, pursuant to a shared services agreement, for the ongoing operations of AGFA. Additionally, employees of AGFA and individuals considered as “dual employees”, pursuant to a shared resources agreement (e.g. Portfolio Managers and certain Senior Management personnel) are also U.S. Supervised Persons.

Each US Supervised Persons will receive a copy of the Code annually and must formally attest to having read, understood and agreement to abide by the requirements of the Code. New US Supervised Persons, commencing after the scheduled annual distribution, will be provided with a copy of the Code and must equally attest. The Code will be circulated whenever material changes are made to it.

Individuals found to have violated the Code may face disciplinary action commensurate with the offense which may include termination or adjustment of his or her employment. A violation of the Code may result in the violation of certain securities laws. AGFA may, commensurate with the offense, refer violations of securities laws to the appropriate regulatory authorities, which may lead to penalties, fines or imprisonment for the offending individuals.

All questions regarding the Code, its application or interpretation are to be directed to AGFA Compliance, or General Counsel, as appropriate for guidance.

STANDARD OF CONDUCT

AGFA and each of its US Supervised Persons owe a fiduciary duty to AGFA’s clients in addition to a duty to comply with all applicable federal and state securities laws and all other applicable legislation and regulations. These duties include the obligation to conduct all personal securities transactions in a manner that does not interfere with or prejudice any client transactions, including the potential perception of taking unfair advantage of information available to US Supervised Persons by virtue of their relationship with AGFA and/or AGFA clients. It is AGFA’s policy that US Supervised Persons must, at all times:

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Place the interests of clients ahead of their own and ahead of those of AGFA;

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Conduct all AGFA activities in such a manner to avoid any actual or perceived conflict of interest or abuse of a position of trust and responsibility;

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Refrain from any actions or activities that allow a person to profit or benefit from his or her position with respect to AGFA or an AGFA client, or that otherwise brings into question independence or judgment;

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Not use confidential information of AGFA or any AGFA client in any unauthorized manner or to achieve personal gain;

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Ensure all personal securities transactions avoid even the appearance of a conflict of interest with any AGFA client (i.e. AGFA Client trading always goes first);

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Accept full responsibility for work that he or she performs;

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Not misuse the authority entrusted to him or her;

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Be honest in all his or her professional relationships;

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Take appropriate action in regard to any illegal or unethical practices that come to his or her attention;

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Never misrepresent or withhold information considered under the circumstances to be relevant, including presenting views in a fair, honest and objective fashion;

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Generally avoid conflicts of interest and escalate immediately any potential conflicts; and

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Protect the privacy and confidentiality of all information entrusted to him or her.

CONFLICTS OF INTEREST

US Supervised Persons are expected to place AGFA’s clients and AGFA’s interests in any business transaction ahead of any personal interest or gain and to generally avoid situations where personal interests could conflict with the interests of AGFA. AGFA has developed policies to address certain specific conflicts of interest situations that more commonly arise and are embedded in this Code as follows:

Gifts and Entertainment

US Supervised Persons may not accept any gifts which may reasonably be determined to or perceived to influence their objectivity and/or judgment in rendering services to AGFA or AGFA clients. Furthermore, US Supervised Persons may not accept any gifts that contravene regulatory requirements and may not offer or provide any gifts other than in accordance with generally accepted ethical business practices.

AGFA’s Gift and Entertainment Policy is designed to ensure real or perceived conflicts of interest are mitigated.

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Gifts: "Gifts" are items of value provided by a third-party provider where there is no specific business communication involved in the enjoyment of the gift (e.g. a gift basket).

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Entertainment: "Entertainment" refers to a situation where the provider (of the item of value) participates with the US Supervised Person in the enjoyment of the item (e.g. dinner event).

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Policy requirements:

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Entertainment is appropriate only when used to foster and promote AGFA business relationships and must be considered suitable in accordance with generally accepted ethical business practices;

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Prior written approval must be obtained by a US Supervised Person from AGFA Compliance to provide a single gift or entertainment that exceeds US$250 in value;

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Soliciting gifts or entertainment for personal benefit is strictly prohibited;

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The provision of cash or cash equivalent gifts (including a gift certificate) is prohibited;

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Solicitations of gifts for recognized corporate charity programs are allowed with prior written approval from the CCO, provided the gifts are applied directly toward the fundraising or similar efforts for a recognized charity;

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Excessive giving or receipt, as reasonably determined by a client or prospective client to potentially give rise to influence or non-arm’s length relations, of gifts and/or entertainment is strictly prohibited.

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Individual gifts or entertainment items that might reasonably be considered to influence investment decisions or that might reasonably be considered as rendering an individual beholden to any person or firm are not to be accepted at any time.

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All gifts or entertainment given and received must be appropriately recorded, tracked and disclosed to AGFA Compliance on a quarterly basis; and

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AGFA Compliance must review all disclosures under the gifts and entertainment policy to assess whether any benefits do not reasonably infer, imply or suggest appropriate influence or potential conflict of interests between those of the individual, AGFA and the AGFA client.

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Reporting: US Supervised Persons must report all gifts or entertainment (received or provided) on a quarterly basis to AGFA Compliance. Any single gift or entertainment received exceeding US $250 in value must be reported immediately to the AGFA CCO and PRIOR approval obtained by a US Supervised Person to provide any single gift or entertainment item of US$250 in value.

Political Contributions - Firm

AGFA generally does not make political contributions.

In the event AGFA wishes to make a political contribution, it may do so only if the contribution does not present a conflict of interest or is detrimental to AGFA’s clients and, all of the following conditions exist:

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The contribution is approved by AGFA's CCO and Chairman;

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The contribution is permitted by applicable law, as determined by counsel;

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The following information is recorded and maintained by AGFA:

(1) Candidate or political party name;

(2) Office/position for which candidate is running;

(3) State/jurisdiction;

(4) Party affiliation (if individual);

(5) Election date;

(6) Type of election (primary, general or special);

(7) AGFA’s reasons to support candidate/political party;

(8) Any information indicating whether AGFA has done business with the state or local agency the candidate is selecting election for (e.g., served as adviser to a municipal bond offering); and

(9) Name and signature of person submitting the above information.

Semi-annually, the above information, or confirmation of none made, shall be submitted to the AGFA Compliance department.

Political Contributions - Individuals

AGFA senior management may contribute to candidates for federal, state and local elective offices to the extent permitted by law. Any individual considering making a political contribution must seek prior approval from the AGFA CCO, who is responsible for assessing the potential for a conflict of interest with AGFA Clients.

US Supervised Persons may not, individually or on behalf of the firm, participate in:

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The making of political or charitable donations for the purpose of obtaining or retaining advisory contracts with government entities; and

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Consider AGFA’s current or anticipated business relationships as a factor in soliciting political or charitable donations’

Anti-Corruption Practices

US Supervised Persons are required to conduct all AGFA business in an ethical manner to prevent bribery and corruption and ensure compliance with relevant laws.

The payment or receipt of bribes, kickbacks, or payment or receipt of any other amount with an understanding that part or all of such amount will be refunded, delivered to a third party, or to assist AGFA in obtaining, retaining or directing business is strictly prohibited.

US Supervised Persons must, if they become aware of any violation of any law applicable to the transaction in question, or if solicited to make or receive an illegal payment in connection with the business affairs of AGFA, contact the AGFA CCO immediately.

Outside Business Activities

US Supervised Persons are expected to advise and obtain the approval of the CCO of AGFA before engaging in outside activities, such as outside employment or financial involvement with other companies and external organizations. Acceptance of directorship positions with other companies is discouraged while such positions in charitable organizations or private (family) organizations may be considered for approval. Waivers may be granted in limited circumstances by the CCO or by the Board of Directors in the case of an executive of AGFA. US Supervised Persons must not engage in any such activity which would interfere with their ability to perform their job or office for AGFA in an effective and objective manner.

To engage in an outside business activity, US Supervised Persons must complete an Outside Business Activity Form and submit the form for prior approval to the CCO. The following information will be required:

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The name and address of the outside organization;

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A description of the business;

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The reasons why approval should be granted;

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Compensation (if any) to be received;

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A description of the activities that will be performed; and

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The amount of time per month likely to be spent at the outside organization.

Each US Supervised Person must certify on a semi-annual basis, any outside business activities with AGFA Compliance.

Other Conflicts

A US Supervised Person shall disclose to the CCO, in accordance with applicable laws, the nature and extent of any interest that he or she has in a material contract or material transaction, whether made or proposed, with AGFA.

Should you become aware of the existence of a conflict of interest or the potential for one, you must immediately contact and provide all details to AGFA Compliance. If you are uncertain as to whether a conflict of interest exists or could arise, discuss the matter with AGFA Compliance immediately. Where a potential conflict of interest may exist involving a Compliance associate, the matter should be discussed with the Legal or Compliance Departments of the parent company, AGF Management Limited.

Each US Supervised Person shall semi-annually certify compliance with the Conflict of Interest requirements of the Code. Violations will be reported to the AGFA CCO and the AGFA Board of directors.

PROTECTION AND USE OF AGFA’S ASSETS AND OPPORTUNITIES

AGFA’s assets, including proprietary information, are intended for legitimate business use in accordance with AGFA’s policies. Corporate information provided to US Supervised Persons in the course of their employment is and remains the property of AGFA and must be returned to AGFA upon termination of office or employment.

AGFA’s assets may not be used for personal interests and gain or illegal activities.

CONFIDENTIALITY OF AGFA’S INFORMATION

In the course of their work, US Supervised Persons may acquire confidential information regarding the activities of AGFA and of AGFA clients. Except where authorized or legally required, disclosure of confidential information is strictly prohibited – such disclosure can be harmful to AGFA and AGFA clients and could form the basis for legal action against AGFA. The obligation to keep certain information confidential applies both during and following employment in conformance with AGFA’s corporate policies on document management and security.

US Supervised Persons must not speak on behalf of AGFA with representatives of the media, financial analysts or governmental activities unless authorized by AGFA, its parent company or requested to do so by an authorized spokesperson.

FAIR DEALING

US Supervised Persons are expected to deal with all parties in good faith at all times while complying with applicable legal obligations.

INSIDER TRADING

AGFA's Insider Trading practices are designed to prevent the misuse of material, non-public information by AGFA and its US Supervised Persons. Material non-public information includes but is not limited to AGFA’s securities recommendations, client security holdings and transactions, AGFA Corporate strategic information, and information obtained about securities issuers, market place participants and clients.

Material non-public information relating to AGFA, or any affiliate of AGFA, may not be acted upon by US Supervised Persons for his or her own benefit or for the benefit of others, nor shall the information be disclosed to anyone except in circumstances where the disclosure has been approved by AGFA Compliance, or required by law. Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or it could have a substantial effect on the price of an issuer’s securities (including the securities of any AGFA affiliate).

Possession of Inside Information

A US Supervised Person must contact AGFA Compliance if he or she becomes aware of an actual or potential insider trading violation or violation of the policies and procedures or he/she becomes aware of “inside” information. AGFA Compliance shall take appropriate actions to ensure clients interests are protected, applicable laws are not violated and, where applicable, implement measures to ensure “inside” information is not acted upon by US Supervised Persons.

Contacts with Corporate Officers

In the event a US Supervised Persons contacts an officer of any publicly traded company regarding matters that may relate to any AGFA client account, he or she has an obligation to inform AGFA Compliance if they become aware of any material non-public information.

AGFA Compliance will place on a restricted list any issuers for which it was advised of the knowledge of “inside” information. US Supervised Persons shall be prohibited from trading in issuers included on the restricted list until the information is public or no longer relevant (for themselves and on behalf of AGFA clients). In addition, AGFA Compliance shall monitor Personal Securities Trading records to identify any patterns. Any irregularities shall be reported to the CCO.

Monitoring

AGFA Compliance will periodically review personal trades to verify compliance and attempt to detect insider trading, market manipulation and excessive trading practices. Any trends or observations shall be reported to the AGFA CCO and AGFA Board of directors.

PERSONAL TRADING

The purpose of the Personal Trading policy is to ensure the fair treatment of accounts managed or advised (collectively, the “Managed Accounts”) by AGFA, through the highest standards of integrity and ethical conduct by US Supervised Persons.

As a US Supervised Person, the interests of the Managed Accounts must be put ahead of personal self interests at all times. Above all, unfair advantage of a position, knowledge or relationship with the Managed Accounts must not be taken, nor must any engagement in conduct be taken that is not in the best interests of the Managed Accounts.

There are special rules described in this Code that apply to personal trading activities for those US Supervised Persons identified as an “Access Person” (referred to herein as APs). All trading transactions for the Managed Accounts always have priority over all personal trading transactions.

In the case where an AP is also subject to other AGF Company Codes of Ethics, the more restrictive Code will apply (e.g. specific references to approval periods for personal trading).

1 Standards of Conduct

1.1 Standard of Care

US Supervised Persons collectively have a fiduciary and statutory duty to the Managed Accounts to act honestly, in good faith and in the client’s best interests as well as to exercise the degree of care, diligence and skill that a reasonably prudent person would exercise under similar circumstances.

1.2 Obligation to Comply with the Law

AGFA “APs” and all other employees, officers and directors are required to comply with all laws applicable to our business operations, including securities laws, regulatory requirements, and other legal obligations concerning the provision of investment advisory services, insider trading and reporting of insider transactions. Each has a duty to know, understand and comply with any of those laws that apply to employment duties and responsibilities. Each must be aware that legal obligations might be more extensive than obligations under this Code. Furthermore, each is obligated to advise Compliance of any changes that may affect their status. If uncertain about these requirements, contact Compliance for guidance.

2 Personal Trading Rules for APs

AGFA APs are subject to special rules and restrictions with respect to trading in securities within accounts covered by this Code (referred to as “personal trading”). AGFA APs must not use any non-public information about the Managed Accounts for their direct or indirect personal benefit or in a manner that would not be in the best interests of the Managed Accounts. That prohibition includes, but is not limited to, what is commonly called “front-running” and market timing and they are not only a breach of this Code but are generally punishable under U.S. securities laws.

AGFA APs also must not use their position in AGFA to obtain special treatment or investment opportunities not generally available to the Managed Accounts or the public. Although independent directors of an AGF Company will not generally be considered to be on AGFA AP, they must adhere to the same standards of ethical conduct as AGFA APs when they are in possession of non-public information or in the event they are offered opportunities not generally available to the public by reason of their directorship. Provisions specific to directors should be outlined in AGF Management Limited specific Codes of Conduct as appropriate.

2.1 Who is an “Access Person”

(a) Access to Non-Public Trading Information. An AGFA AP is individual who has, or is able to obtain, access to non-public information concerning the portfolio holdings, trading activities or the ongoing investment programs of any of the Managed Accounts of AGFA. Examples of non-public information include access to trading blotters, portfolio accounting records, portfolio holdings, investment research and analysis.

(b) These Restrictions apply to Various Accounts. The restrictions outlined in this Code apply to:

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Accounts registered in the AGFA AP’s name;

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Accounts for which the AGFA AP is able to, directly or indirectly, exercise or influence investment or voting control; and

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Accounts for which the AGFA AP has a “beneficial interest”.

(c) What is a “Beneficial Interest”? You have a beneficial interest in an account if you are currently in a position to receive benefits comparable to ownership benefits (through family relationship, understanding, agreement or by other arrangements) or if you have the ability to gain ownership, either immediately or at some future time.

(d) Examples of Beneficial Interest. An AGFA AP considered to have a beneficial interest in accounts:

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registered in the AGFA AP’s name;

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held by the AGFA AP’s spouse or other family members living in the same household (including common law and similar relationships);

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Held by a corporation, partnership or other entity in which the AGFA AP participates in the investment or voting decisions;

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held in trust for the AGFA AP or those listed above, unless (i) the trustee is someone other than the AGFA AP’s spouse or other family members living in the same  household; and (ii) The AGFA AP is not able to, directly or indirectly, exercise investment or voting control over the account; and

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held by an investment club, of which the AGFA AP or those listed above participate in the investment or voting decisions.

The above list (a through d) is not considered exhaustive. If you are uncertain about whether a beneficial interest exists, or wish to obtain an exemption for a specific account, this may be granted by the US CCO. An exemption for a specific account may be possible in circumstances where the AGFA AP has limited or no control of investment decisions made in the account (e.g. an account managed by an unrelated third party where full discretion has been delegated to such third party) refer to 4.7(e) for details.

2.2 Prohibited Activities

The following activities are prohibited:

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violating applicable securities laws;

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communicating any non-public information concerning the Managed Accounts to anyone outside the Company;

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inducing a Managed Account to take, or fail to take, any action because of personal interests;

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using knowledge of a Managed Account’s portfolio transactions to personally profit by the market effect of such transactions (e.g. “front-running”, market timing or similar activities);

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using a position in the Company to obtain special treatment or investment opportunities not generally available to the Managed Accounts or the public;

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a purchase by an AGFA AP of an offering which is subject to allocation, such as an IPO or secondary public offering, or a private placement (other than the exceptions set out in sections 2.7 (b) and (c);

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a personal trade by an AGFA AP to or from one of the Managed Accounts;

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a trade by an AGFA AP in a security for which there is an unfilled order outstanding for any of the Managed Accounts; and

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the use of derivatives to evade the restrictions imposed by this Code.

Other activities, which are not specifically listed, may still be inappropriate if they would place an AGFA AP in a position of conflict with the best interests of any of the Managed Accounts. If uncertain about whether a particular activity may be prohibited, contact Compliance.

2.3 Requirement for Independent Trading Decision

If a portfolio manager personally has registered ownership, can exercise investment or voting control or has a beneficial interest in a security, and wishes to buy or sell a security of the same issuer for the Managed Account managed or advised by him/her, that decision must be reviewed and confirmed by another portfolio manager or independent person uninfluenced by any factor other than whether the proposed trade is in the best interests of the Managed Account. The decision to buy or sell the security for a Managed Account must be reported to Compliance in writing, along with supporting reasons for the decision.

2.4 Requirement to Obtain Prior Approval for Personal Trades

AGFA APs must obtain prior approval for any personal trade. Certain securities are exempt from this pre-clearance process. All other trades must be pre-cleared or notification submitted using the AGF Pre-Clearance System and will only be approved when Compliance is satisfied the personal trade will not conflict with the best interests of the Managed Accounts and has not been offered to the AGFA AP because of their position.

(a) Brokerage Accounts: AGFA APs must immediately notify Compliance of the existence or the opening of any brokerage account with a registered securities dealer regardless of whether there is intent to only hold securities exempted from pre-clearance. Compliance will record such disclosure as evidence of the AGFA AP’s declaration.

(b) Margin Accounts: AGFA APs are permitted to maintain margin accounts, however are required to obtain prior approval of any trades resulting from a margin call. Any trades executed without pre-clearance, regardless of their stemming from a margin call, will be considered a violation under this Code.

(c) Options, Warrants/Rights: AGFA APs are required to obtain prior approval of the purchase or sale of any option, warrant and right. While the expiration of these instruments does not require pre-clearance, the exercising of them does.

(d) Convertible Securities: Pre-clearance is required prior to the conversion of any convertible securities, including those with an automatic conversion feature.

(e) ADRs: The purchase and sale of ADRs must be pre-cleared, including their cancellation.

(f) Investment Funds (ETF, closed end REIT, etc.): With the exception of those investment fund securities listed as exempt securities, all investment funds require pre-approval.

(g) Systematic Plans: All transactions executed pursuant to a systematic plan in non-exempt securities must be precleared. To preclear a systematic plan rather than each individual transaction under the plan, contact Compliance in advance of plan commencement.

2.5 Exempt Securities

The following securities are exempt from the requirement for prior approval and notification.

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Direct obligations of the U.S. government (e.g., treasury securities);

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Bankers’ acceptances, bank certificates of deposit, Canadian issued GICs, commercial paper, and repurchase agreements;

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Units or Shares issued by money market funds (Excluding funds managed or offered by AGFA or any of its Affiliates);

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Units or Shares of open-end mutual funds that are NOT advised or sub-advised by AGFA, or any of its affiliates.

The above securities have been designated as exempt securities because trading in those securities by AGFA APs will generally not create a conflict with a Managed Account (e.g. likely not be the other side of a Managed Account trade), affect the value or performance of the securities or limit their availability to the Managed Accounts and because trading in those securities by the Managed Accounts will not provide a personal benefit to the AGFA AP. The above list may be amended as required at any time.

2.6 Exempt Securities Requiring Notification

The following securities are exempt from the requirement for prior approval. Compliance must be notified of the purchase or sale of the securities as per the reporting procedures in this Code:

Investment Fund securities

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open-end mutual funds managed by or offered by AGFA, or any of its affiliates

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segregated funds (e.g. personal insurance contracts), and private pooled trust funds (e.g. hedge funds)

Government issued or guaranteed securities:

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of any federal, state, or local government

Deposits (although they may technically not be a security)

Short-Term debt securities

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maturing in less than 91 days from their date of issue.

Derivatives

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options, futures or other derivatives on any broadly based market index.

2.7 Obtaining Prior Approval

The following practices have been adopted to ensure that only personal trades which do not conflict with the best interests of the Managed Accounts and which do not provide a benefit to the AGFA AP from any anticipated Managed Account trading will be approved by Compliance:

(a) No Conflict by Access Person: The AGFA AP must advise Compliance (where applicable, incorporated into the AGF Pre-Clearance System) that he or she:

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does not possess material non-public information relating to the security;

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is not aware of any proposed trade or investment program relating to that security by any of the Managed Accounts;

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believes the proposed trade has not been offered because of the AGFA AP’s position. and is available to any market participant on the same terms;

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believes the proposed trade does not contravene any of the prohibited activities listed in Section 2.2; and section 2.7

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will provide, on a timely basis, any other information requested by Compliance concerning a personal trade.

(b) Special Rules for Private Placements. Private placements will not be approved unless, in addition to the requirements for the approval of other trades, Compliance is satisfied, based on the information supplied to it by the AGFA AP requesting approval for the trade, that the issuer is a “private company” under the Investment Advisors Act of 1940, or equivalent, and the AGFA AP has no reason to believe that the issuer will make a public offering of its securities in the foreseeable future. Examples include:

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shares, units or similar evidence of ownership of private companies, private partnerships and other issuers where the AGFA AP has a close personal or business relationship (other than a relationship arising from the AGFA AP’s position) with the founder or promoter of the issuer; and

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tax shelters that are generally available on a private placement basis.

(c) Special Rules for Initial Public Offerings. Trades in IPOs will be treated in the same manner as any other non-exempted security for pre-approval purposes. IPOs will differ however, in that the AGFA AP must provide Compliance with relevant offering documentation in connection with the IPO, including the offering closing date. Unlike approvals for trades in other securities, an approval of a request to participate in an IPO will remain valid until the closing date of the offering or the date the security’s approval is revoked, whichever is earlier.

(d) Special Rules for Stop Loss instructions on Personal Trades. In the event an AGFA AP intends to issue a Stop Loss instruction to a broker regarding any security, the AGFA AP must obtain prior approval for the securities to which the Stop Loss instruction applies prior to giving the broker the instruction. In addition to following the usual preclearance process (e.g. AGF preclearance system, where applicable), the AGFA AP must also notify Compliance by email or other written form of the Stop Loss instruction, detailing the account, the broker and the securities involved. Approval by Compliance of sell trades will remain valid until the earlier of, the end of the month the approval was granted or approval is revoked. In the event the Stop Loss instruction is to remain in effect for the subsequent month, the AGFA AP must resubmit a pre-approval request, along with the Stop Loss instruction email or other written form to Compliance on the first business day of the subsequent month.

(e) Third-Party Managed (personal) Investment Accounts. Where an AGFA AP has an investment account with a third-party portfolio investment management firm and the firm has been granted discretion over the management of the assets in the account, the transactions in the discretionary managed account qualify for exemption from the requirement to obtain pre-approval. This exemption does not apply to any IPO, private placement or trading in AGF.B. In order to obtain the exemption the AGFA AP must execute a declaration obtained from Compliance concerning the account and must also ensure duplicate statements are forwarded to Compliance directly by the third-party portfolio investment management firm.

(f) Client Best Interests. Compliance will review all relevant information and will only grant approval for the proposed personal trade when it is satisfied the trade will not be contrary to the best interests of the Managed Accounts and does not contravene any of the other restrictions imposed by this Code.

(g) Trading Approval Period. The AGFA AP must re-apply for pre-approval if any part of the approved trade has not been completed by the end of the trading approval period and the AGFA AP still wishes to complete the remainder of the trade. Typically, pre-approval is granted for 2 business days, which includes the day the approval was granted. Longer pre-approvals may be granted from time to time based on the nature of the request (for example Stop Loss instructions or IPO transactions). Regardless, no pre-approval shall extend beyond one month.

(h) Revoked Trading Approvals. Approvals may be revoked within the approved trading period based on information received in connection with the security, the transaction or activities regarding the Managed Accounts. Compliance will immediately issue a notice revoking the approval. Where the AGFA AP’s broker has not successfully completed (i.e. filled) the approved order, the AGFA AP must immediately contact their broker to cancel the order. Otherwise, the AGFA AP must immediately notify Compliance in writing of the trade fill details, including timing.

(i) De Minimus and Other Exceptions. Only the CCO may grant de minimus and other exceptions to permit a personal trade to proceed where there is no likelihood or evidence of the transaction in question being contrary to or in conflict with the best interests of the Managed Accounts and legislative requirements.

2.8 Black out Periods

Compliance will not approve a proposed trade where trading in a security has occurred or has been contemplated of the same issuer by a Managed Account within the previous 5 days.

2.9 Trading Activity

AGFA APs are strongly discouraged from engaging in excessive trading (trading in a manner that disrupts or interferes with one’s duties and responsibilities) for their personal accounts. In addition, AGFA APs are discouraged from engaging in frequent trading in the same securities (e.g. day trading).

2.10 Personal Trading Reporting Procedures

An Access Person must:

(a) Brokerage: Disclose immediately to Compliance each brokerage account, including accounts with a registered securities broker, dealer, or bank, at the time of opening and/or when the individual first becomes an AGFA AP where that person has a direct or indirect beneficial ownership interest in the account. This disclosure is required regardless of the intent to only hold exempted securities in such account.

(b) Initial List of Holdings. Within ten days of becoming an AGFA AP, provide Compliance with a complete list (the names of the securities, the number of shares and principal amount) of the securities for all accounts covered by this Code using Schedule I of the Code. This information must be current as of a date no more than 45 days prior to the date the person becomes an AGFA AP.

(c) Copies of Account Statements. Instruct their dealer(s) to provide duplicate copies of all statements for the accounts covered by this Code on a timely basis to Compliance. A sample direction letter can be found in Schedule II of the Code.

(d) Confirmation of Approved Transactions. Instruct their dealer(s) to provide duplicate copies of all trade confirmations for the accounts covered by this Code on a timely basis to Compliance. A sample direction letter can be found in Schedule II of the Code.

(e) Monthly Disclosure Statements. Disclose all executed trade details for the month using the Monthly Disclosure Forms. The AGFA AP is required to complete two forms: 1) The Monthly Disclosure Form which includes trade details for pre-approved trades and 2) The Monthly Notification Disclosure Form which includes trade details for all trades exempt from pre-approval but requiring notification. Where a trade was executed without prior approval, disclosure of this fact, including the trade details, must be provided in writing to Compliance immediately and no later than 1 month following submission of the Monthly Disclosure Forms for the month in which the unapproved trade was executed. Where there are no executed trades for the month, a declaration of that fact must still be made in the submission of the Monthly Disclosure Forms. Monthly disclosure statements must include the following:

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Date of transaction, name of security, number of shares, principal amount and interest rate & maturity date (if applicable);

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Nature of the transaction (e.g. purchase, sale, etc…)and price per share;

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Name of broker, dealer or bank though which the transaction was effected; and

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The date the transaction was submitted by the AGFA AP.

(f) Annual Holdings Reports. Annually, AGFA APs must provide a holdings report where the AGFA AP had a direct or indirect beneficial ownership interest that must contain the name, number of shares and principal amount of each security subject to these reporting requirements (Covered Securities). The AGFA AP must confirm the name of each broker, dealer or bank with which the AGFA AP maintains an account and the date that this report is submitted. The information must be current to within 45 days of the submission of the report.

Failure to comply with these reporting procedures will be considered a violation of this Code.

3 Compliance

3.1 Personal Trading Reporting Procedures

(a) Review of Reported Trades. Compliance will review on a regular basis reports submitted by AGFA APs to ensure compliance with the personal trading procedures in this Code. Compliance will inform the CCO of all breaches.

(b) Confidentiality of Information. All information received by Compliance will be kept strictly confidential and will only be disclosed to other authorized individuals where the disclosure is required to administer this Code, or is required by securities regulators or other competent legal authorities. Both Compliance and the AGFA AP are required to keep details of personal trading approval requests confidential (whether the trades are permitted or denied), subject to any legal obligation to report the trade under U.S. securities laws or other similar requirements.

(c) Enforcement of Personal Trading Procedures. Compliance will issue a written warning to the offending AGFA AP for any violations of the personal trading procedures in this Code. Such warnings will be copied to the direct supervisor of the AGFA AP. Violations not remedied within prescribed deadlines will be reported to the head of the business department of the AGFA AP. In the event the violation continues to remain outstanding, it will be escalated to the CCO. Compliance will report all violations of personal trading procedures and the corrective action taken by AGFA to the CCO and to the Board of Directors of AGFA.

(d) Breach of Code. An AGFA AP must report to Compliance any violations of this Code that comes to their attention. If an AGFA AP breaches any of the provisions of the Code, knowingly or unknowingly, the AGFA AP will be issued a written warning and a copy placed on file. In the event of a second breach an AGFA AP may have their employment responsibilities revised, be required to forfeit any trading profits, be suspended or be terminated. In the event any breach of the Code constitutes a violation of any securities law, an AGFA AP may be terminated with cause and may also face additional punishment under U.S. securities laws. AGFA AP must cooperate fully in any investigations initiated by the Company under the Code or by securities regulators or other competent legal authorities.

3.2 Compliance Reporting Requirements

Upon request, Compliance will prepare and distribute a certification indicating that AGFA has adopted procedures reasonably designed to prevent AGFA APs and all others subject to this Code from violating personal investment activities under the Investment Company Act of 1940: Rule 17j-1. AGFA will provide updated certification to fund boards and other interested parties regarding any material change to this Code.

Compliance will prepare a report, no less frequently than annually, that describes any issues arising under the Code, including material violations of the Code and any corrective action in response to the violation. The report will be provided to the CCO and senior management.

3.ompliance R 3.4 Requirements

3.3 Compliance Recordkeeping Requirements

Compliance will maintain all required records (under the Investment Company Act of 1940 Rule 17j-1) including:

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A copy of the Code that is currently in effect for AGFA and a copy of all prior versions of the Code that were in effect during the past five years;

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A record of any violations of the Code and documentation of any action taken as a result of the violation;

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A copy of each report made by an AGFA AP, which shall be maintained in an easily accessible place for two years at the principal place of business of AGFA and retained in total for seven years;

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A record of all US Supervised Persons who are currently or within the last five years have been subject to the reporting requirements of the Code and a record of all personnel who are or were responsible for the review of these records. These records shall be maintained in an easily accessible place;

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A copy of each and every report and certifications addressed by this Code shall be maintained in an easily accessible place for two years at the principal place of business of AGFA and retained in total for seven years; and

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A record of all pre-approvals for the purchase of any IPO securities or private placements and related supporting documentation. These records shall be maintained in an easily accessible place for two years at the principal place of business of AGFA and retained in total for seven years.

4 Special Rules for Officers and Directors

4.1 Reporting of Significant Interest

AGFA Officers and directors are required to report any direct or indirect holding in excess of 5% in any company, using prescribed forms, to Compliance.

AUTHORITY TO REVIEW THE CODE OF BUSINESS CONDUCT, ETHICS & PERSONAL TRADING

In their effort to act in the best interests of the investors in the Managed Accounts, the AGFA CCO is responsible for reviewing this Code and may delegate the review, administration and monitoring of this Code to the Compliance department personnel.

ANNUAL REPORT TO THE BOARD

The AGFA CCO and the AGFA Board of directors are responsible for approving the provisions of this Code.

AGFA Compliance will provide a written report, at least annually, to the Board summarizing:

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compliance with this Code for the period under review;

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violations of this Code for the period under review;

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sanctions imposed under this Code during the period under review;

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changes in procedures recommended for this Code; and

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any other information requested by the Board.

ANNUAL REVIEW OF THE CODE

After receiving Compliance’s report, the AGFA CCO will review this Code to ensure that its administration is adequate and to identify any amendments that may be necessary in light of legal and business developments and current experience in administering this Code. The AGFA CCO will recommend such amendments to the AGFA Board of directors for consideration.

COMPLIANCE WITH LAWS

US Supervised Persons are expected to make reasonable efforts to become familiar with laws, rules and regulations affecting their activities and to exercise care in regard to compliance with these laws. If in doubt as to the applicability or meaning of a particular law, rule or regulation, employees and AGFA APs (for greater certainty, other than officers) are encouraged to consult AGFA Compliance or General Counsel.

US Supervised Persons are not permitted to make illegal payments on behalf of AGFA and are expected to abide by AGFA’s policy regarding insider trading and personal trading.

REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

US Supervised Persons who believe that a violation of the Code or any law, rule or regulation has been or is likely to be committed have an obligation to promptly report the relevant information to an appropriate supervisor or other designated individual or individuals, including AGFA Compliance and the AGFA CCO, in accordance with AGFA procedures.

Confidentiality of reports regarding alleged violations will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review and subject to applicable law.

AGFA has adopted similar practices consistent with the AGF Management Limited Whistleblowing Policy, which protects individuals who come forward with information from repercussions of such disclosure. AGFA will not discharge, demote or suspend an individual who, in good faith, brings forward reasonable concerns about actual or potential violations of laws, rules or regulations, or the Code. No individual will be penalized or retaliated against in any way for reporting inappropriate conduct.

COMPANY CODES AND POLICIES

US Supervised Persons may also be subject to codes of conduct and other related policies of affiliates, not inconsistent with this Code, and are expected to abide thereby.

CONTACT INFORMATION

Any questions regarding the Code and its application or interpretation should be directed to AGFA Compliance or the AGFA CCO.

CERTIFICATION

Each US Supervised Persons will be required to certify annually that each has read the Code, understood his or her obligations and agrees to comply thereto.

Schedule 1

List of Securities Holdings

I enclose my List of Securities Holdings in all Investment/Brokerage/Bank Accounts (“collectively referred to as Accounts”) Registered in my name; Accounts for which I am able to, directly or indirectly, exercise investment or voting control; and Accounts in which I have a beneficial interest.

(You may exclude all holdings in exempt securities as listed in Section [2.5] of the Code of Conduct, Ethics and Personal Trading. You may, in lieu of completing the table, provide copies of statements of account showing the required information, appending each to a copy of this Schedule) Account # & Name of Account Holder

Relationship	Broker/Bank Name & Address	Securities Holdings (including quantity, price, total value of holdings)	Account Type (i.e. Corporate, Joint, SDRSP, RSP, Cash, other)